AMENDMENT NO. 2

TO

AMENDED AND RESTATED

ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT

This Amendment No. 2 (this “Amendment”) to that certain Amended and Restated Original Equipment Manufacturing Agreement is entered into as of January 25, 2012 (the “Amendment Effective Date”) and is by and between Netronome Systems Inc., a Delaware corporation with its principal place of business at 144 Emeryville Drive, Suite 230, Cranberry Township, PA 16066 (“Netronome”) and Sourcefire, Inc., a Delaware corporation with its principal place of business at 9770 Patuxent Woods Drive, Columbia, MD 21046 (“OEM”).

Recitals

A. Netronome and OEM are parties to the Amended and Restated Original Equipment Manufacturing Agreement entered into as of May 10, 2010, as amended by Amendment No. 1 thereto entered into as of May 20, 2011 (collectively, the “Agreement”).

B. The Parties now desire to amend certain provisions in the Agreement relating to forecasting and the ordering of products.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement. In addition, the following term shall be added to Exhibit A (Definitions) of the Agreement:

“Integrator” means any third party that manufactures, integrates or assembles OEM’s products or that is otherwise part of OEM’s supply chain.

2. Section 2.11 (Allocation) of the Agreement is hereby deleted in its entirety and replaced with the following:

2.11. Integrators’ Orders. In addition to allowing OEM to place orders under this Agreement, Netronome will permit Integrators to order and purchase Equipment and Licensed Materials for the benefit of OEM at the same Purchase Price that is extended to OEM. If an Integrator orders for the benefit of OEM, then (i) such purchase shall be a transaction between Netronome and such Integrator, (ii) the Integrator shall be obligated to pay Netronome for all such purchases, and (iii) all such orders shall be shipped to the Integrator that placed such order. Should OEM desire to add a new Integrator that will place Orders with Netronome or disengage with an existing Integrator that places Orders with Netronome, then OEM will provide Netronome notice of such fact at least ninety (90) days prior to making such change.

3. The following shall be added to the Agreement as a new Section 2.13 (Allocation):

2.13. Allocation. Based on the Forecasts provided by OEM under Section 5.2.2 of this Agreement, Netronome will ensure that it obtains the required inventory and materials to comply with each Binding Forecast (as defined in Section 5.2.2.1) and will fulfill OEM’s and Integrators’ orders for Equipment in the quantities specified in each Binding Forecast. If the number of units of Equipment ordered by OEM and the Integrators exceeds the number of units of Equipment specified in (i) a Binding Forecast that Netronome relied upon and (ii) the Supplemental Inventory as described in Section 5.2.4 (collectively, “Excess Orders”), then Netronome shall review its inventory and manufacturing capacity and inform OEM and the Integrators within five (5) business days or as soon as reasonably practical as to whether Netronome is able to manufacture and sell the Equipment so ordered by OEM and the Integrators. If Netronome is unable to meet the delivery commitments to OEM and the Integrators for the Excess Orders, and is required to allocate its capacity, inventory, test equipment, resources, use of personnel, parts, components, supplier resources or capabilities under 2-615 of the Uniform Commercial Code (or 13 Pa. C.S. §2615), then Netronome may adopt an equitable plan of allocation and adjust delivery schedules accordingly, taking into consideration the percentage of volume purchased by OEM and the Integrators for specific Equipment or resources affected by the plan.

4. Section 5.2.2. (Forecasts) of the Agreement is hereby deleted in its entirety and replaced with the following sections:

5.2.2 Forecasts. In order to assist Netronome in managing its inventory and its supply chain manufacturing capacity and to improve the assurance of supply to OEM, on or before the forty-fifth (45th) day prior to the beginning of each calendar quarter OEM will provide Netronome with a forecast in writing (including by e-mail) that covers the expected Equipment orders to be placed with Netronome by OEM and the Integrators for the following six (6) calendar quarters (a “Forecast”). For the avoidance of doubt, the Forecast will be provided on or before: (i) February 15th for the second (2nd) calendar quarter (and the five following calendar quarters); (ii) May 17th for the third (3rd) calendar quarter (and the five following calendar quarters); (iii) August 17th for the fourth (4th) calendar quarter (and the five following calendar quarters); and (iv) November 17th for the first (1st) calendar quarter (and the five following calendar quarters). Each Forecast will include the Netronome product identification numbers and the quantities of units of each type of Equipment expected to be ordered during the applicable quarter by OEM and the Integrators on an aggregated basis. OEM acknowledges that certain components may have long lead times of 16-26 weeks or longer, thus OEM will use commercially reasonable efforts to provide Netronome with a Forecast that takes such lead times into account. Netronome will work with its suppliers and use commercially reasonable efforts to ensure that components with long lead times will be available to support the Forecast. Netronome also agrees to provide immediate written notice (including by e-mail) to OEM in the event that any component will not be available within the normally expected delivery schedule which notice shall include an explanation of the reason for such unavailability. Within ten (10) business days of receiving the Forecast, Netronome will respond and confirm its ability to meet the Forecast or identify what parts of the Forecast are at risk. The Parties further agree to communicate as frequently as possible in order to understand if there is a risk of a supply shortage that would limit the ability of Netronome to fulfill any Binding Forecast.

5.2.2.1 Binding Forecast. The first two (2) full calendar quarters of the Forecast will be binding (the “Binding Forecast”) on both Parties such that (i) OEM will ensure that OEM and the Integrators collectively order, at a minimum, the number of units of Equipment specified in the Binding Forecast, and (ii) Netronome will manufacture and deliver to OEM and the Integrators the number of units of Equipment specified in each Binding Forecast in accordance with Sections 5.2.2.2, 5.2.2.3 and 5.2.2.4 below. OEM may not reduce the quantities of Equipment forecasted in the Binding Forecast.

5.2.2.2 Quarter Midpoint Production. Netronome covenants that by the forty-fifth (45th) day of each calendar quarter (the “Quarter Midpoint”) that it shall have manufactured and have ready for delivery upon receipt of an order not less than seventy five percent (75%) of each type of unit of Equipment required to be ordered by OEM and the Integrators per the Binding Forecast for that calendar quarter. Netronome further covenants that it will have Equipment manufactured and available for shipment to accommodate seventy five percent (75%) of the Binding Forecast for the calendar quarter by the Quarter Midpoint of each calendar quarter regardless of the actual amount of Equipment ordered by OEM and the Integrators.

5.2.2.3 Minimum Required Orders at Quarter Midpoint. Should, by the end of the first (1st) month of the calendar quarter the aggregate number of units of Equipment actually ordered by OEM and the Integrators for delivery by the Quarter Midpoint of such quarter be less than seventy five percent (75%) of the number of units of Equipment forecasted to be ordered per the Binding Forecast for that calendar quarter, then Netronome may provide written notice (including by e-mail) to OEM of the amount of such shortage and upon receipt of such notice OEM shall order, or require its Integrators to order, the amount of such shortage within fourteen (14) days of the receipt of such notice. Upon receipt of any such orders Netronome shall process and fulfill such orders within seven (7) days in accordance with the terms of this Agreement or the terms of purchase between Netronome and the Integrators, as applicable, and consistent with the objectives of the Quarter Midpoint delivery forecast.

5.2.2.4 Quarterly Ordering Commitment. If fifteen (15) days before the end of a calendar quarter, the aggregate number of units of Equipment actually ordered for delivery by OEM and the Integrators in such quarter is less than the number of units of Equipment forecasted to be ordered in the Binding Forecast for such quarter, then Netronome may provide written notice (including by e-mail) to OEM of the amount of such shortage and upon receipt of such notice OEM shall order, or require its Integrators to order for delivery in such quarter, the amount of such shortage no less than three (3) days before the end of the last shipping day in such quarter. Upon receipt of any such orders Netronome shall process and fulfill such orders within three (3) business days in accordance with the terms of this Agreement or the terms of purchase between Netronome and the Integrators, as applicable.

5.2.2.5 Forecast Administrators. Within fifteen (15) days of the Amendment Effective Date each Party will name a designated person to serve as the primary representative of such Party for purposes of managing the Forecast. Such representatives shall have the applicable level of experience and responsibility required to manage the Forecast for such Party.

5. The following provision shall be added to the Agreement as a new Section 5.2.4:

5.2.4. Supplemental Deposit and Supplemental Inventory.

5.2.4.1 Deposit. OEM shall have the right, from time to time while this Agreement is in effect, to make a deposit of funds (the “Supplemental Deposit”) with Netronome that will be used by Netronome solely to purchase the materials and components needed to manufacture a supplemental supply of Equipment (collectively, the “Supplemental Inventory”). The Parties agree that the intent is to keep the amount of the Supplemental Deposit constant and to only change the stated amount of the Supplemental Deposit no more than two (2) times per calendar year, as mutually agreed upon, to support the Supplemental Inventory quantities.

5.2.4.2 Supplemental Inventory List. OEM will list in writing (including by e-mail) the quantities of Equipment to be carried as Supplemental Inventory (the “Supplemental Inventory List”) and submit the

Supplemental Inventory List to Netronome no later than February 15, 2012. The Supplemental Inventory List shall include the quantity of each type of Equipment and the applicable Netronome product identification numbers. Netronome will ensure that it obtains the required component inventory and materials necessary to manufacture and stock the Supplemental Inventory. OEM may change the composition of the Equipment in the Supplemental Inventory List at any time it submits a Forecast to Netronome. OEM acknowledges that certain components may have long lead times of between 16 and 26 weeks or longer, thus OEM will use commercially reasonable efforts to provide Netronome with a Supplemental Inventory List that takes such lead times into account. Netronome will work with its suppliers and use commercially reasonable efforts to ensure that components with long lead times will be available to support the Supplemental Inventory List. Netronome also agrees to provide immediate written notice (including by e-mail) to OEM in the event that any component will not be available within the normally expected delivery schedule which notice shall include an explanation of the reason for such unavailability. The Parties further agree to communicate as frequently as possible in order to understand if there is a risk of a supply shortage that would limit the ability of Netronome to fulfill the quantity of Supplemental Inventory ordered. OEM may only increase or reduce the quantity of any item in the Supplementary Inventory in accordance with Section 5.2.4.6.

5.2.4.3 Title of Supplemental Inventory. Title and risk of loss to all Supplemental Inventory will at all times remain with Netronome until OEM or an Integrator, as applicable, places an order for such Equipment. Netronome will not provide the Supplemental Inventory to any third party (including an Integrator) without the prior written consent of OEM.

5.2.4.4 Required Level of Supplemental Inventory. The Parties agree that Netronome’s obligation to carry the Supplemental Inventory is in addition to Netronome’s obligation to carry the Equipment required to be manufactured and delivered pursuant to a Binding Forecast. Netronome shall maintain, and replenish as necessary, the quantities of the Supplemental Inventory in the amounts specified in the Supplemental Inventory List so that if requested by OEM that Netronome could ship the item(s) of Supplemental Inventory requested within two (2) business days following an order. If the quantity of any type of Equipment of the Supplemental Inventory falls below seventy percent (70%) of the requested quantity set forth in the Supplemental Inventory List, then Netronome shall immediately provide written notice (including by e-mail) of such fact to OEM detailing the shortage and provide a written plan of action (including quantities and date(s) of delivery) to replenish such shortfall.

5.2.4.5 Netronome Additional Cost and Expenses. If at any time OEM, or an Integrator on behalf of OEM, requests delivery of the Supplemental Inventory and Netronome is unable to fulfill such delivery as a result of Netronome not maintaining the appropriate level of the Supplemental Inventory (a “Supplemental Inventory Shortage”), then Netronome shall be liable for (i) all reasonable additional costs and expenses incurred by Netronome in order to fulfill such request, including, without limitation, costs for expedited orders and rescheduling of Netronome’s manufacturing, and (ii) the Penalty Fee to be paid to OEM. The “Penalty Fee” shall be an amount equal to ten percent (10%) of the net revenue value that OEM is unable to recognize in a calendar quarter for a binding order received by OEM from a customer in such quarter as a result of a Supplemental Inventory Shortage and OEM’s inability to ship product(s) to such customer. OEM shall be required to demonstrate the existence of such binding order from OEM’s customer to the reasonable satisfaction of Netronome. Netronome shall not be liable for any of the aforementioned additional costs or expenses or the Penalty Fee (i) in the event the Supplemental Inventory is depleted due to orders by OEM that expressly request delivery of Equipment from the Supplemental Inventory List, (ii) due to unforecasted orders (i.e. orders that exceed the quantities required by a Binding Forecast) from OEM or the Integrators necessitating the depletion of the Supplemental Inventory and provided that Netronome provides notice to OEM that it will utilize the Supplemental Inventory to fulfill such orders and OEM consents thereto, or (iii) if Netronome experiences supply shortages resulting from causes outside its control provided that Netronome provides OEM immediate notice of such shortage and the related cause.

For purposes of illustration and example only, if OEM receives a binding customer order in a quarter for seven products that has an aggregate net revenue value to OEM of $100,000, and OEM is not able to ship four of the ordered products that have an aggregate net revenue value to OEM of $60,000 because OEM does not have the Equipment from Netronome to manufacture such products due to a Supplemental Inventory Shortage, then the Penalty Fee owed by Netronome to OEM would be $6,000 (10% x $60,000).

5.2.4.6 Changes to Supplemental Inventory. OEM may, up to two (2) times a calendar year when it provides a Binding Forecast to Netronome, request that the Supplemental Inventory be increased or decreased (including to zero (0)). If OEM increases the Supplemental Inventory, then OEM will, prior to Netronome implementing such increase, provide additional funds to Netronome to proportionately increase the amount of the Supplemental Deposit. If OEM decreases the Supplemental Inventory the Parties agree that Netronome will utilize the Supplemental Inventory to fulfill orders under the applicable Binding Forecast, and return a pro rata portion of the Supplemental Deposit to OEM by no later than the end of the last month of the second quarter of such Binding Forecast. If at the end of any such quarter wherein OEM has requested that the Supplemental Inventory be reduced to zero (0) and the entire amount of the Supplemental Inventory has not been depleted, then the Parties agree to work in good faith to establish a plan to deplete the remaining Supplemental Inventory and return the remaining Supplemental Deposit as soon as possible thereafter.

5.2.4.7 Stock Rotation. The Parties acknowledge and agree that it is the Parties’ intent to prevent the Supplemental Inventory from becoming outdated and comprised of older components. Consequently, Netronome shall use commercially reasonable efforts to utilize a system of first in, first out (FIFO) inventory management to move inventory from the Supplemental Inventory List to the inventory pool that will be utilized as part of the Binding Forecast while simultaneously maintaining the Supplemental Inventory at the levels as required herein.

6. The Parties acknowledge and agree that the current Term of the Agreement expires on May 10, 2012 and that the Parties now desire to extend the Term. Thus, notwithstanding Section 7.1 of the Agreement, the Parties agree that following the end of the current Term of the Agreement that the Term of the Agreement is automatically extended for an additional three (3) years so that effective as of the Amendment Effective Date the Agreement expires on May 10, 2015. Thereafter, the Agreement will automatically renew for successive one (1) year terms unless either Party provides written notice to the other Party within one hundred eighty (180) days prior to the end of the then-current Term of its intent to not renew the Agreement.

7. The Parties acknowledge that OEM has already submitted a Binding Forecast for the first and second calendar quarter of 2012 and that Netronome has accepted such forecast and is manufacturing based on such forecast. Consequently, Sections 5.2.2.1 through 5.2.2.4 set forth in this Amendment shall not take effect until the third calendar quarter of 2012 unless specifically agreed to, in whole or in part, in writing by the Parties. Sections 2.11, 2.13, 5.2.2 and 5.2.4 shall survive termination of the Agreement as indicated in Section 7 of the Agreement.

8. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment will control solely with respect to the conflict.

9. Except as specified herein, the Parties hereby ratify and affirm each of the other provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, OEM and Netronome have duly executed this Amendment No. 2 to Amended and Restated Original Equipment Manufacturing Agreement as of the day and year first above written.

Netronome Systems, Inc.		Sourcefire, Inc.

By:	/s/ Perry J. Grace	By:	/s/ Todd P. Headley

Name:	Perry J. Grace	Name:	Todd P. Headley
Title: Chief Financial Officer		Title: Chief Financial Officer

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